SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12
COMMERCE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2006

____________________________________________________

The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Commerce Bancorp, Inc. (“Bancorp”) will be held at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, on Tuesday, May 16, 2006, at 5:30 P.M., local time to consider and act upon the following matters as more fully described in the annexed proxy statement:

1. Election of twelve (12) directors;

2. Ratification of the appointment of Ernst & Young LLP as Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. Any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 3, 2006 as the record date for determination of shareholders entitled to vote at the Annual Meeting. All shareholders of record of Bancorp Common Stock (NYSE:CBH) at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you may submit your proxy by using the Internet, using a toll-free telephone number or by signing and dating the enclosed proxy card and returning it in the accompanying envelope. Instructions on how to vote your shares via the Internet or by telephone are stated on the proxy card enclosed with this proxy statement.

By Order of the Board of Directors
/s/ Alexander D. Bono
ALEXANDER D. BONO,
Secretary

April 17, 2006
Cherry Hill, New Jersey

COMMERCE BANCORP, INC.
COMMERCE ATRIUM
1701 ROUTE 70 EAST
CHERRY HILL, NEW JERSEY 08034-5400

PROXY STATEMENT

This proxy statement has information for shareholders of Commerce Bancorp, Inc. (“Bancorp”) about the solicitation of proxies by the Board of Directors of Bancorp (the “Board”) for use at Bancorp’s 2006 Annual Meeting of Shareholders to be held on Tuesday, May 16, 2006, at 5:30 P.M., local time, at Commerce University, 17000 Horizon Way, Mt. Laurel, New Jersey, (the “Annual Meeting”), and at any adjournment or postponement. The approximate date upon which this proxy statement and the accompanying form of proxy are being first sent to Bancorp’s shareholders is April 17, 2006.

What is the purpose of the Annual Meeting?

At our Annual Meeting, our shareholders will act on the matters outlined in the Notice of Annual Meeting, including the election of 12 directors; the ratification of the appointment of Bancorp’s independent registered public accounting firm; and other matters properly raised.

Who pays expenses related to proxy solicitation?

The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp may engage the services of a proxy soliciting firm. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp Common Stock, par value $1.00 per share (the “Common Stock”) who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Bancorp Common Stock they hold of record, upon request of such recordholders.

Who is entitled to vote?

The Board has fixed the close of business on April 3, 2006, as the date for determining holders of record of Bancorp Common Stock entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 183,110,276 shares of Bancorp Common Stock outstanding.

What are the voting rights?

Each holder of Bancorp Common Stock is entitled to cast one vote for each share held of record on that date. Pursuant to the New Jersey Business Corporation Act (“NJBCA”), the election of directors will be determined by a plurality vote and the twelve (12) nominees receiving the most “FOR” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.

What constitutes a quorum?

The holders of a majority of the aggregate outstanding shares of Bancorp Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the NJBCA, abstentions and broker non-votes (described below) will be counted for the purpose of determining whether a quorum is present.

What is the effect of abstentions and broker non-votes?

Under the NJBCA, abstentions, or a withholding of authority, or broker non-votes, are not counted as votes cast and, therefore, will have no effect on the outcome of the vote on the election of directors or any other proposal at the Annual Meeting. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the applicable stock exchange or other organization of which they are members. Members of the NYSE are permitted to vote their clients’ shares in their own discretion as to the election of directors and certain other “routine” matters if the clients have not timely furnished voting instructions prior to the Annual Meeting. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the omitted votes are referred to as “broker non-votes.”

How are votes counted?

If the enclosed form of proxy is properly marked, signed, and returned in time to be voted at the Annual Meeting and not revoked, or you vote using the Internet or the toll-free telephone number in time to be voted and not revoked, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of the independent registered public accounting firm.

Can I change my vote after returning my proxy?

Any Bancorp shareholder giving a proxy may revoke it at any time before it is voted by (i) giving written notice of such revocation, signed in the same manner as the proxy, to Bancorp’s Secretary, (ii) executing a new proxy and returning it to Bancorp’s Secretary prior to the voting of the first proxy at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

If voting by telephone or electronically through the Internet, then you may change your vote by following the instructions included on your proxy card up until 3 a.m., May 16, 2006. The last vote received, whether by telephone, Internet or described above, will be the vote counted.

Can shareholders speak or ask questions at the Annual Meeting?

    Yes.  Bancorp encourages shareholders to ask questions or to voice their views.  Bancorp also wishes to assure order and efficiency for all attending shareholders.  So, the Chairman of the Annual Meeting will have sole authority to make any determination on the conduct of the Annual Meeting, including time allotted for each shareholder inquiry or similar rules to maintain order.  Such determination by the Chairman of the Annual Meeting will be final, conclusive and binding.  Anyone who is disruptive or refuses to comply with such rules of order will be excused from the Annual Meeting.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table shows, as of April 3, 2006, the beneficial ownership of Bancorp’s Common Stock by (i) each person who is known by Bancorp to be the beneficial owner of more than 5% of Bancorp Common Stock, (ii) each director of Bancorp, (iii) each of the executive officers of Bancorp named in the Summary Compensation Table and (iv) all the directors and executive officers of Bancorp as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
Jack R Bershad	289,542(2)	*
Joseph E. Buckelew	1,297,9523)	*
Donald T. DiFrancesco	47,525(4)	*
Vernon W. Hill, II	7,950,158(5)	4.25%
Morton N. Kerr	43,260(6)	*
Steven M. Lewis	1,170,310(7)	*
John K. Lloyd	17,700(8)	*
George E. Norcross, III	2,646,981(9)	1.43%
Daniel J. Ragone	401,406(10)	*
William A. Schwartz, Jr.	227,573(11)	*
Joseph T. Tarquini, Jr.	1,129,800(12)	*
Joseph S. Vassalluzzo	107,500(13)	*
Dennis M. DiFlorio	1,902,822(14)	1.03%
Robert D. Falese, Jr.	863,961(15)	*
Peter M. Musumeci, Jr.	1,058,389(16)	*
All Directors and Executive Officers of Bancorp as a Group (16 Persons)	18,624,097(17)	9.68%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	12,030,600(18)	6.57%
Putnam, LLC One Post Office Square Boston, MA 02109	17,151,260(19)	9.37%
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, CA 90017	26,341,447(20)	14.39%

* less than 1%

(1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission ("SEC") and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options, or other securities convertible or exercisable into Bancorp Common Stock, within 60 days after April 3, 2006. Shares subject to outstanding stock options, or other securities convertible or exercisable into Bancorp Common Stock, which an individual has the right to acquire within 60 days after April 3, 2006 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 62,794 shares of Bancorp Common Stock held by Mr. Bershad's wife and 142,848 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(3) Includes 316,976 shares of Bancorp Common Stock held by Mr. Buckelew's wife, 9,556 shares of Bancorp Common Stock held by Buckelew & Lane Investments, 24,549 shares of Bancorp Common Stock allocated to Mr. Buckelew's account under Bancorp's 401(k) Plan and 305,000 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's Employee Plans. Mr. Buckelew is a partner of Buckelew & Lane Investments.

(4) Includes 3,652 shares of Bancorp Common Stock held jointly with Mr. DiFrancesco's wife, 3,553 shares of Bancorp Common Stock held by Mr. DiFrancesco's wife and 37,500 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under Bancorp's 1998 Stock Option Plan for Non-Employee Directors.

(5) Includes 207,360 shares of Bancorp Common Stock held by Site Development Inc., 90,078 shares of Bancorp Common Stock held by Mr. Hill's wife, 291,084 shares of Bancorp Common Stock held by S. J. Dining, Inc., 297,332 shares of Bancorp Common Stock held by U.S. Restaurants, Inc., 312,284 shares of Bancorp Common Stock held by J.V. Properties, 71,496 shares of Bancorp Common Stock held by InterArch, Inc., 333,390 shares of Bancorp Common Stock held by InterArch, Inc. Profit Sharing Plan, 253,154 shares of Bancorp Common Stock held by the Hill Family Trust, 362,653 shares of Bancorp Common Stock held by the Hill Family Foundation, 9,045 shares of Bancorp Common Stock held by Galloway National Golf Club and 83,513 shares of Bancorp Common Stock allocated to Mr. Hill's account under Bancorp's 401(k) Plan. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust, a trustee of the Hill Family Foundation, and a principal equity holder of Galloway National Golf Club. InterArch, Inc., is a company owned by Mr. Hill's wife and Mrs. Hill is a trustee of InterArch, Inc. Profit Sharing Plan. This amount also includes 4,098,768 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Hill under Bancorp's Employee Plans and 200,000 shares of Bancorp Common Stock related to outstanding call options.

(6) Includes 18,060 shares of Bancorp Common Stock held by the Markeim-Chalmers, Inc. Pension Plan. Mr. Kerr is a trustee of the Markeim-Chalmers, Inc. Pension Plan. This amount also includes 25,000 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Kerr under Bancorp’s 1998 Stock Option Plan for Non-Employee Directors.

(7) Includes 71,359 shares of Bancorp Common Stock held jointly with Mr. Lewis' wife, 291,084 shares of Bancorp Common Stock held by S. J. Dining, Inc., 297,332 shares of Bancorp Common Stock held by U.S. Restaurants, Inc. and 140,088 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Lewis under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Lewis is President of S. J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 31,652 shares of Bancorp Common Stock held in trust for Mr. Lewis' minor children.

(8) Includes 1,200 shares of Bancorp Common Stock held as custodian for Mr. Lloyd’s minor children and 16,500 shares of Bancorp Common Stock issuable upon the exercise of stock options granted under the 1998 Stock Option Plan for Non-Employee Directors.

(9) Includes 711,660 shares of Bancorp Common Stock held jointly with Mr. Norcross' wife, 2,590 shares of Bancorp Common Stock held by Mr. Norcross' wife, 7,663 shares of Bancorp Common Stock held as custodian for Mr. Norcross' minor children, 352,110 shares of Bancorp Common Stock held under a grantor trust for Mr. Norcross' minor children, 34,301 shares of Bancorp Common Stock allocated to Mr. Norcross' account under Bancorp's 401(k) Plan and 1,533,068 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Norcross under Bancorp's Employee Plans.

(10) Includes 95,373 shares of Bancorp Common Stock held by Mr. Ragone's wife, 34,050 shares of Bancorp Common Stock held jointly with Mr. Ragone's wife and 155,804 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Ragone under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(11) Includes 13,829 shares of Bancorp Common Stock held by Mr. Schwartz's wife, 96,614 shares of Bancorp Common Stock held jointly with Mr. Schwartz's wife and 112,248 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Schwartz under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors.

(12) Includes 908,656 shares of Bancorp Common Stock held by JCT Associates, L.P., 9,392 shares of Bancorp Common Stock held by The Tarquini Foundation and 211,752 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Tarquini under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors. Mr. Tarquini is the General Partner of JCT Associates, L.P., and a trustee of The Tarquini Foundation.

(13) Includes 30,000 shares of Bancorp Common Stock held by Mr. Vassalluzzo’s wife and 70,000 shares of Bancorp Common Stock held by Naples, LLC. Naples, LLC is a company owned by Mr. Vassalluzzo’s wife. This amount also includes 7,500 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Vassalluzzo under Bancorp’s 1998 Stock Option Plan for Non-Employee Directors.

(14) Includes 51,276 shares of Bancorp Common Stock held by Mr. DiFlorio's wife, 1,099,198 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. DiFlorio under Bancorp's Employee Plans and 44,741 shares of Bancorp Common Stock allocated to Mr. DiFlorio's account under Bancorp's 401(k) Plan.

(15) Includes 556,740 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Falese under Bancorp's Employee Plans, 44,500 shares of Bancorp Common Stock held by the A&R Charitable Foundation, 22,502 shares of Bancorp Common Stock allocated to Mr. Falese's account under Bancorp's 401(k) Plan, 3,912 shares of Bancorp Common Stock held by Mr. Falese's wife and 1,806 shares of Bancorp Common Stock held jointly with Mr. Falese's wife. Mr. Falese’s wife is the trustee of the A&R Charitable Foundation.

(16) Includes 396,458 shares of Bancorp Common Stock held jointly with Mr. Musumeci's wife, 15,350 shares of Bancorp Common Stock held by the Peter/Linda Musumeci Foundation, 583,188 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to Mr. Musumeci under Bancorp's Employee Plans and 62,085 shares of Bancorp Common Stock allocated to Mr. Musumeci's account under Bancorp's 401(k) Plan. Mr. Musumeci is a trustee of the Peter/Linda Musumeci Foundation.

(17) Includes an aggregate of 9,358,222 shares of Bancorp Common Stock issuable upon the exercise of stock options granted to directors and executive officers of Bancorp under Bancorp's 1989 and 1998 Stock Option Plans for Non-Employee Directors and Bancorp's Employee Plans.

(18) Based upon a Schedule 13G filed with the SEC on February 10, 2006, Capital Research and Management Company has sole voting power over 6,651,000 shares of Bancorp Common Stock and sole dispositive power over 12,030,600 shares of Bancorp Common Stock.

(19) Based upon a Schedule 13G/A filed with the SEC on February 10, 2006, the shares of Bancorp Common Stock shown in the table as beneficially owned by Putnam, LLC are beneficially owned as follows: Putnam Investment Management, LLC, 15,565,758 shares of Bancorp Common Stock; The Putnam Advisory Company, LLC, 1,585,502 shares of Bancorp Common Stock. According to the Schedule 13G/A, Putnam, LLC and related entities have shared voting power over 1,066,299 shares of Bancorp Common Stock and shared dispositive power over 17,151,260 shares of Bancorp Common Stock.

(20) Based upon a Schedule 13G filed with the SEC on February 13, 2006, The TCW Group, Inc. has shared voting power over 23,696,542 shares of Bancorp Common Stock and shared dispositive power over 26,341,447 shares of Bancorp Common Stock.

ELECTION OF DIRECTORS

Bancorp’s bylaws provide that Bancorp's business shall be managed by a Board of not less than five but not more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full Board. The Board, by resolution, has set at twelve (12) the number of persons to be elected to the Board at the Annual Meeting.

Pursuant to the NJBCA, the election of directors will be determined by a plurality vote and the twelve (12) nominees receiving the most “FOR” votes will be elected. Shares may be voted “FOR” or withheld from each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for nominees for directors.

The Board unanimously recommends that shareholders vote “FOR” each nominee named herein.

The Board has designated the twelve persons listed below to be nominees for election as directors. All nominees are currently members of the Board, and each of the nominees has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the Board may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Unless directed otherwise, the persons named on the enclosed proxy intend to vote such proxy "FOR" the election of the listed nominees or, in the event of the inability of any of the nominees to serve for any reason, for the election of such other person as the Board may designate to fill the vacancy. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified.

The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.

Name	Age	Positions with Bancorp and Subsidiaries
Vernon W. Hill, II	60	Chairman, President and Chief Executive Officer of Bancorp; Chairman, President and Chief Executive Officer of Commerce NA; Chairman of Commerce North
Jack R Bershad	75	Director of Bancorp and Commerce NA
Joseph E. Buckelew	77	Director of Bancorp and Commerce NA; Vice Chairman of Commerce Insurance Services, Inc.
Donald T. DiFrancesco	61	Director of Bancorp and Commerce NA
Morton N. Kerr	75	Director of Bancorp and Commerce NA
Steven M. Lewis	56	Director of Bancorp and Commerce NA
John K. Lloyd	60	Director of Bancorp and Commerce NA
George E. Norcross, III	50	Director of Bancorp and Commerce NA; Chairman and Chief Executive Officer of Commerce Insurance Services, Inc.
Daniel J. Ragone	78	Director of Bancorp and Commerce NA
William A. Schwartz, Jr.	65	Director of Bancorp and Commerce NA
Joseph T. Tarquini, Jr.	70	Director of Bancorp and Commerce NA
Joseph S. Vassalluzzo.	58	Director of Bancorp and Commerce NA

Mr. Hill, a director of Commerce NA since 1973 and Bancorp since 1982, has been Chairman, President and/or Chief Executive Officer of Commerce NA since 1973 and Chairman, President and/or Chief Executive Officer of Bancorp since 1982. Mr. Hill has been Chairman of Commerce North since January 1997.

Mr. Bershad, a director of Bancorp and Commerce NA since 1987, is a retired partner of the law firm of Blank Rome LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, and was a partner in such firm from 1964 to 2002.

Mr. Buckelew, a director of Bancorp since November 1996 and Commerce NA since June 1997, has been Vice Chairman of Commerce Insurance Services, Inc. since November 2000. Mr. Buckelew was Chairman of Commerce Insurance Services, Inc. from November 1996 through November 2000.

Mr. DiFrancesco, a director of Bancorp and Commerce NA since March 2002, was the Governor of New Jersey from January 31, 2001 through January 8, 2002, served as the President of the New Jersey Senate from 1992 through January 31, 2001 and has been a partner in the law firm of DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C., Warren, New Jersey, from 1992 through January 31, 2001 and from January 8, 2002 to present.

Mr. Kerr, a director of Commerce NA since 1973 and Bancorp since 1982, has been Chairman of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, a real estate company, since 1965 and Markeim-Chalmers, Inc., Appraisal Firm, Cherry Hill, New Jersey, from 1965 through August 1, 2002 on which date Mr. Kerr resigned from the appraisal company and divested his interest in such company.

Mr. Lewis, a director of Bancorp and Commerce NA since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania, since 1985 and President of S. J. Dining, Inc., Blue Bell, Pennsylvania, since 1986.

Mr. Lloyd, a director of Bancorp and Commerce NA since October 2004, has been President and CEO of Meridian Health, a leading integrated health system, since 1997. Mr. Lloyd was the President and CEO of Jersey Shore Medical Center from 1992 to 1997.

Mr. Norcross, a director of Bancorp and Commerce NA since March 2002, has been Chairman and Chief Executive Officer of Commerce Insurance Services, Inc. since November 2000. Mr. Norcross was the President and Chief Executive Officer of Commerce Insurance Services, Inc. from November 1996 through November 2000.

Mr. Ragone, a director of Commerce NA since 1981 and Bancorp since 1982, was the former Chairman and/or President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms from 1960 to 1996.

Mr. Schwartz, a director of Bancorp and Commerce NA since June 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Inc., Glendora, New Jersey, an optical retailer, and its predecessor firms, since 1967. Mr. Schwartz is also a director of Mothers Work, Inc.

Mr. Tarquini, a director of Commerce NA since 1973 and Bancorp since 1982, was the Chairman and/or President of The Tarquini Organization, A.I.A., Camden, New Jersey, from 1980 to 2000.

Mr. Vassalluzzo , a director of Bancorp and Commerce NA since May 2005, was the Vice Chairman of Staples, Inc., Framingham, Massachusetts, an office products retailer, from 2000 to 2005. Mr. Vassalluzzo is also a director of iParty Corporation and Federal Realty Investment Trust.

Independence

As permitted by the NYSE rules, to assist the Board in evaluating the independence of each of its directors, the Board has adopted categorical standards of independence. Applying these standards and the applicable NYSE rules, the Board has determined that the following directors and nominees, constituting a majority of the members of the Board, are independent: Jack R Bershad, Donald T. DiFrancesco, Morton N. Kerr, John K. Lloyd, Daniel J. Ragone, William A. Schwartz, Jr., Joseph T. Tarquini, Jr. and Joseph S. Vassalluzzo. The categorical standards adopted and applied by the Board consist of the following business or charitable relationships which the Board has determined are not material relationships that would impair a director's independence:

•
Lending relationships, deposit relationships or other financial service relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, insurance and related products, private banking, investment management, custodial, securities brokerage, cash management and similar services) between Bancorp or its subsidiaries, on the one hand, and (i) the director; and/or (ii) any immediate family member of the director who resides in the same home as the director; and/or (iii) any profit or non-profit entity with which the director is affiliated by reason of being a director, officer, employee, trustee, partner and/or an owner thereof, on the other, provided that (A) such relationships are in the ordinary course of business of Bancorp or its subsidiaries and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and in addition, (B) with respect to any extension of credit by a subsidiary of Bancorp to any borrower described in clauses (i) - (iii) above, such extension of credit has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act and no extension of credit is on a non-accrual basis.

•
The fact that (i) the director is a director, officer, employee, trustee, partner and/or an owner thereof in, any profit or non-profit entity, (ii) the director is of counsel to a law firm, or (iii) an immediate family member is a director, officer, employee, trustee, partner and/or an owner of any entity, that makes payments to, or receives payments from, Bancorp or its subsidiaries for property or services in an amount which, in any fiscal year, is less than the greater of $1 million or two percent of such other entity’s consolidated gross revenues, and such property or services were provided or received in the ordinary course of business of each of the parties.

•
The fact that the director, or an immediate family member of the director who resides in the same home as the director, is a director, officer, employee or trustee of a non-profit organization, foundation or university to which Bancorp or its subsidiaries makes discretionary contributions provided such contributions in any fiscal year, excluding Bancorp or its subsidiaries matching funds, are less than the greater of $1 million or two percent of the entity's consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

•
Any contract or other arrangement for personal services provided by the director to Bancorp or its subsidiaries (excluding services as a director of Bancorp or its subsidiaries) if the compensation to the director does not exceed $100,000 per calendar year.

•
The employment by Bancorp or its subsidiaries of an immediate family member of the director provided that such immediate family member was or is not an executive officer of Bancorp and the compensation of any such family member was established by Bancorp or its subsidiary in accordance with its employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing standards of director independence, an "immediate family member" means any of the director's spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

Directors are requested to inform the Chairman of the Nominating and Governance Committee and the President of Bancorp of any change of circumstances or before serving as a director, officer, employee, partner, trustee and/or owner of an outside profit or non-profit entity so that such change in circumstances or opportunity can be reviewed as to whether or not it might put a director's independence at issue.

Communication with the Board

Shareholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to Bancorp’s Board, c/o Chief Regulatory Officer, Commerce Bancorp, Inc., Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400. All written communications directed to the non-management directors will be referred to the Chairman of the Nominating and Governance Committee. Communications directed to the Audit Committee will be referred to the Audit Committee Chairman. All other shareholder communications received by the Chief Regulatory Officer will be delivered to the Chairman of the Board or to the director to which such correspondence is addressed.

Director Compensation

Directors of Bancorp and Commerce NA were paid an annual fee of $35,000 plus $1,500 for each meeting of the board of directors and committee meeting attended in 2005 and will be paid the same annual and meeting fee for each meeting of the board of directors and committee meeting attended in 2006. When meetings of the board of directors of Bancorp and Commerce NA occur on the same day, only one fee is paid. In addition, in 2005, the Chairman of the Audit Committee and the Chairman of the Nominating and Governance Committee each received an additional annual fee of $30,000 and will receive the same annual fee in 2006. In 2005, the Chairman of the Compensation Committee received an additional annual fee of $15,000 and will receive the same annual fee in 2006. Directors of Commerce North were paid a fee of $500 for each meeting of the board of directors and committee meeting attended in 2005 and will be paid the same meeting fee in 2006. No fees are paid to directors who are also officers of Bancorp or its subsidiaries. Outside directors of Bancorp are provided with $100,000 of permanent life insurance.

A retirement plan for Bancorp's directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends ("outside director") provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of Board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's Board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 23 of this proxy statement. This plan became effective January 1, 1993, as amended.

1989 and 1998 Stock Option Plans For Non-Employee Directors

Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 1,282,759 shares of Bancorp Common Stock (as adjusted for all stock splits and dividends through April 3, 2006) by members of the boards of directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. As of April 3, 2006, options to purchase 62,472 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) were outstanding under the 1989 Plan.

Effective June 29, 1998 (and as amended in 2003), Bancorp adopted the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan") which provides for the purchase of a total of not more than 3,205,000 shares of Bancorp Common Stock (as adjusted for all stock splits and dividends through April 3, 2006) by members of the boards of directors of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations. Options may be granted under the 1998 Plan through June 29, 2008. Under the 1998 Plan, members of the boards of directors of Bancorp or its current and future subsidiary corporations (i.e., any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations and other persons who are not employees of Bancorp or its subsidiary corporations are entitled to receive options to purchase Bancorp Common Stock. Options granted prior to January 1, 2003 pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1998 Plan. Options granted after January 1, 2003 pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant ratably over four years or (ii) a "change in control" of Bancorp. As of April 3, 2006, options to purchase 2,739,444 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) had been granted under the 1998 Plan and 465,556 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) were available for issuance under the 1998 Plan.

Both the 1989 Plan and 1998 Plan are administered by the Board, including non-employee directors. Options granted under the 1989 Plan and/or 1998 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option exercise prices are intended to equal 100% of the fair market value of Bancorp's Common Stock on the date of option grant. The Board has the discretion to grant options under the 1998 Plan to non-employee directors or to other persons who are not employees of Bancorp or its subsidiaries and determine the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 1989 Plan and/or 1998 Plan expire ten years after the date they are granted. For the year ended December 31, 2005, options to purchase the following shares of Bancorp Common Stock were granted to the following Bancorp directors under the 1998 Plan: Messrs. Bershad, 7,500; DiFrancesco, 7,500; Kerr, 7,500; Lewis, 7,500; Lloyd, 7,500; Ragone, 7,500; Schwartz, 7,500; Tarquini, 7,500; and Vassalluzzo, 7,500. On December 8, 2005, the Board approved the acceleration of vesting of all outstanding unvested options granted prior to July 1, 2005. The acceleration was effective December 16, 2005. The Company placed a restriction on senior management and directors that would prevent the sale, or any transfer, of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.

Meetings and Committees of the Board of Directors

During 2005, there were fifteen meetings of the Board. The Board has established an Audit Committee, an Oversight Committee, a Compensation Committee and a Nominating and Governance Committee. In addition, each of Bancorp's subsidiary banks, Commerce Bank, N.A., Philadelphia, Pennsylvania ("Commerce NA") and Commerce Bank/North, Ramsey, New Jersey ("Commerce North"), has various committees of their respective boards.

Bancorp's non-management directors have regularly scheduled meetings without any management directors in attendance at least two times a year chaired by a non-management director in rotating order.

Attendance at Board and Committee Meetings

In 2005, each of Bancorp's directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members of Bancorp and its subsidiary banks, as the case may be.

Attendance at Annual Meetings of Shareholders

The Board has a policy that all of the directors should attend the annual meeting of shareholders. All directors, with the exception of George E. Norcross, III, attended the 2005 Annual Meeting of shareholders.

Information with respect to the committees of the Board is set forth below.

Audit Committee

The principal duties of the Audit Committee are to monitor the integrity of the financial statements of Bancorp, the compliance by Bancorp with legal and regulatory requirements, the independence and performance of Bancorp's independent registered public accounting firm and the performance of Bancorp's internal audit function. This committee engages Bancorp's independent registered public accounting firm and pre-approves the professional services provided by the independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance." The report of the Audit Committee is set forth on page 20 of this proxy statement. During 2005, there were twelve meetings of the Audit Committee. Daniel J. Ragone, Chairman, Joseph T. Tarquini, Jr. and Joseph S. Vassalluzzo are the current members of the Audit Committee. Each member of the Audit Committee is independent under applicable NYSE listing standards and SEC regulations. In addition, the Board has determined that Daniel J. Ragone qualifies as an "audit committee financial expert" as defined by the SEC and, is independent within the meaning of applicable NYSE listing standards and SEC regulations.

The information on the website identified above, and throughout this proxy statement, is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.

Oversight Committee

The Oversight Committee reviews compliance matters at Bancorp and its banking subsidiaries, and reports to Bancorp's Audit Committee. Daniel J. Ragone, Joseph T. Tarquini, Jr. and Joseph A. Haynes (Director of Commerce North) are the current members of the Oversight Committee. Daniel J. Ragone and Joseph T. Tarquini, Jr. are independent under applicable NYSE listing standards. During 2005, there were four meetings of the Oversight Committee.

Compensation Committee

The Compensation Committee, which is comprised of independent non-employee directors, reviews and recommends the compensation of Bancorp's Chief Executive Officer and the policies regarding compensation of Bancorp's and its subsidiaries' other executive officers and directors, and administers Bancorp's Employee Plans. Morton N. Kerr, Chairman, Jack R Bershad and Donald T. DiFrancesco are the current members of the Compensation Committee. Each member of the Compensation Committee is independent under applicable NYSE listing standards. During 2005, there were six meetings of the Compensation Committee. The Compensation Committee is governed by a written charter approved by the Board, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance." The report of the Compensation Committee with respect to 2005 compensation is set forth on page 29 of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of independent non-employee directors, considers and recommends to the Board nominees for election to the Board. The committee also is charged with developing corporate governance guidelines for Bancorp and recommending to the Board corporate governance practices. Jack R Bershad, Chairman, Donald T. DiFrancesco and Joseph T. Tarquini, Jr. are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is independent under applicable NYSE listing standards. During 2005, there were ten meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is governed by a written charter approved by the board of directors, a copy of which can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance."

The Nominating and Governance Committee has approved the use of stock trading plans for eligible executive officers, with respect to Bancorp Common Stock, which are intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), subject to the Company’s applicable guidelines and policies on insider trading. Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information. Such plans allow insiders to diversify their holdings and to minimize the market impact of stock sales.

Consideration of Director Candidates Recommended or Nominated by Shareholders. The Nominating and Governance Committee will consider properly submitted shareholder recommendations for director candidates. According to Bancorp's Bylaws, nominations by shareholders for directors to be elected at a meeting of shareholders which have not previously been approved by the Board must be submitted to the Secretary of Bancorp, not later than (i) the latest date upon which shareholder proposals must be submitted to Bancorp for inclusion in Bancorp's proxy statement relating to such meeting pursuant to Rule 14a-8 under the Exchange Act, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held at a special meeting of shareholders, 30 days prior to the printing of Bancorp's proxy materials with respect to such meeting or if no proxy materials are being distributed to shareholders, at least the close of business on the fifth day following the date on which notice of such meeting is first given to shareholders. Each nomination is required to set forth:

•	the name and address of the shareholder making the nomination and the person or persons nominated;

•
a representation that the shareholder is a holder of record of capital stock of Bancorp entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated;

•
a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the shareholder;

•
such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Governance Committee; and

•	the consent of each nominee to serve as a director of Bancorp if so elected.

Director Qualifications. Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable NYSE; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Bancorp's shareholders. They must also have an inquisitive and objective perspective, practical experience and mature judgment. Bancorp endeavors to have a Board representing varied business experience, specific areas of expertise, and diversity, including diversity of background, skills, race, gender, and constituencies served by Bancorp and its subsidiaries. Directors are expected to attend scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Bancorp's financial statements.

Identifying and Evaluating Nominees for Director. The Nominating and Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by Bancorp's charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers candidates for director suggested by members of the Nominating and Governance Committee and other Board members as well as management, shareholders and other parties. The Nominating and Governance Committee also has the authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director, the Nominating and Governance Committee reviews such director's service to Bancorp during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Governance Committee meeting at which such director's potential nomination for election as a director is discussed by the Nominating and Governance Committee.

In the case of a new director candidate, the Nominating and Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable NYSE listing standards and SEC regulations, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Governance Committee or the board of directors will interview the nominee in person or by telephone.

Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Governance Committee makes a decision as to whether to recommend that the board of directors nominate the director candidate for election at the shareholders meeting.

Corporate Governance Matters

The corporate governance policies of Bancorp are set forth in the Corporate Governance Guidelines approved by the Board. The Corporate Governance Guidelines include information regarding the functions, responsibilities, qualifications and composition of the Board and other matters. A copy of the Corporate Governance Guidelines, as approved by the Board, along with the Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers, can be found on Bancorp's website, www.commerceonline.com, under the "Investor Relations" section in "Corporate Governance."

REPORT OF THE AUDIT COMMITTEE

On March 13, 2006, the Audit Committee met with management to review and discuss Bancorp’s 2005 audited financial statements. On March 13, 2006, the Audit Committee also conducted discussions with Bancorp's independent registered public accounting firm, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as may be modified or supplemented, and the Audit Committee has discussed with Ernst & Young LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2005.

This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that Bancorp specifically requests that the Report be specifically incorporated by reference. The Audit Committee's considerations and discussions referred to above do not assure that the audit of Bancorp's financial statements for the year ended December 31, 2005 has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Bancorp's independent registered public accounting firm is in fact "independent."

AUDIT COMMITTEE

Daniel J. Ragone, Chairman
Joseph T. Tarquini, Jr.
Joseph S. Vassalluzzo

SENIOR OFFICERS

The senior officers of Bancorp and its subsidiaries, as of April 3, 2006, are set forth below.

Name	Age	Positions with Bancorp and/or its subsidiaries Principal Occupation
Vernon W. Hill, II	60	Chairman, President and/or Chief Executive Officer of Bancorp since 1982; Chairman, President and/or Chief Executive Officer of Commerce NA since 1973; Chairman of Commerce North since 1997.
Peter M. Musumeci, Jr.	55	Executive Vice President and Senior Credit Officer of Bancorp and Commerce NA since 1986; Treasurer and Assistant Secretary of Bancorp since 1984.
Robert D. Falese, Jr.	59	President, Commercial and Investment Banking of Bancorp and Commerce NA since 2004; Executive Vice President and Senior Loan Officer of Bancorp and Commerce NA since 1992.
Dennis M. DiFlorio	52	President, Retail/Support of Bancorp and Commerce NA since 2004; Executive Vice President of Bancorp and Commerce NA since January 1996; Director of Commerce North since 1997.
Douglas J. Pauls	47	Executive Vice President of Bancorp and Commerce NA since March 2006; Chief Financial Officer of Bancorp and Commerce NA since March 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of certain information concerning the compensation during the last three fiscal years awarded or paid to, or earned by, Bancorp’s chief executive officer and each of Bancorp and/or its subsidiaries’ other four most highly compensated executive officers during 2005.

	Annual Compensation				Long Term Compensation
Name/Title	Year	Salary	Bonus	Other Annual Compensation(1)	Securities Underlying Stock Option Grants (2)	All Other Compensation (3)
Vernon W. Hill, II Chairman, President and Chief Executive Officer of Bancorp and Commerce NA; Chairman of Commerce North	2005	$1,365,000(4)	$0	$135,681	200,000	$17,200
	2004	2,250,000	1,250,000	231,322	300,000	2,853,150
	2003	2,000,000	1,000,000	205,325	300,000	16,734

Peter M. Musumeci, Jr. Executive Vice President and Senior Credit Officer of Bancorp and Commerce NA; Treasurer and Assistant Secretary of Bancorp	2005	$ 621,000	$0		50,000	$13,560
	2004	550,000	100,000		80,000	589,942
	2003	450,000	100,000		80,000	12,220

Robert D. Falese, Jr. President, Commercial and Investment Banking of Bancorp and Commerce NA	2005	$ 871,000	$0		100,000	$21,873
	2004	800,000	250,000		150,000	759,623
	2003	650,000	150,000		150,000	21,623

Dennis M. DiFlorio President, Retail/Support of Bancorp and Commerce NA	2005	$ 871,000	$0		100,000	$10,548
	2004	800,000	250,000		150,000	886,219
	2003	650,000	150,000		150,000	10,112

George E. Norcross, III Chairman and Chief Executive Officer of Commerce Insurance Services, Inc.	2005	$ 950,000	$0	$102,455	100,000	$16,635
	2004	950,000	300,000	99,995	200,000	943,385
	2003	850,000	300,000	89,592	200,000	16,320

(1) The total in this column reflects personal use of a company car (for 2005, Mr. Hill, $4,338; Mr. Norcross, $4,800; for 2004, Mr. Hill, $4,670; Mr. Norcross, $4,800; and for 2003, Mr. Hill $5,924; Mr. Norcross, $4,800), expense allowances (for 2005, Mr. Hill, $120,833; Mr. Norcross, $94,800; for 2004, Mr. Hill, $222,917; Mr. Norcross, $92,340; and for 2003, Mr. Hill, $195,837; Mr. Norcross, $82,470) and country club dues (for 2005, Mr. Hill, $10,510; Mr. Norcross, $2,855; for 2004, Mr. Hill, $3,735; Mr. Norcross, $2,855; and for 2003, Mr. Hill, $3,564; Mr. Norcross, $2,322). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except for Mr. Hill and Mr. Norcross in 2003, 2004 and 2005.

(2) The stock option grants reflected in this column have been adjusted for the 2 for 1 stock split declared on February 15, 2005.

(3) The totals in this column reflect (i) premiums on life insurance (for 2005, Mr. Hill, $4,364; Mr. Musumeci, $1,663; and Mr. Norcross, $10,095); (ii) long-term disability policies (for 2005, Mr. Hill, $7,586; Mr. Musumeci, $6,647; Mr. Falese, $16,623; Mr. DiFlorio $5,298; and Mr. Norcross, $1,290); and (iii) contributions to Bancorp's 401(k) (for 2005, Mr. Hill, $5,250; Mr. Musumeci, $5,250; Mr. Falese, $5,250; Mr. DiFlorio, $5,250; and Mr. Norcross, $5,250).

(4) During 2005, the Compensation Committee and Senior Management recommended that, on a going-forward basis, the Company’s Executive Compensation should be more incentive-based. As an initial step in that process, Mr. Hill’s base salary was reduced to $1.0 million, effective April 1, 2005.

Employment Agreements

Mr. Hill's amended and restated employment agreement provides that he will be employed by Bancorp and Commerce NA as Chairman of the Board, President and Chief Executive Officer for a term of five years, effective January 1, 2006, provided that on each January 1 thereafter Mr. Hill's employment agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Mr. Hill gives the other at least 60 days prior written notice of their desire to terminate Mr. Hill's employment agreement, in which event the term will have four years remaining.

Under the terms of Mr. Hill's employment agreement, Mr. Hill's "base salary" shall not be less than $1,000,000. Mr. Hill's employment agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's executive officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

Mr. Hill's employment agreement requires Bancorp to compensate Mr. Hill for the balance of the term of his employment agreement at a rate equal to seventy percent of his “compensation” defined as the sum of the highest rate of “base salary” and highest cash bonus paid to Mr. Hill during the most recent twenty-four (24) months, if he becomes permanently disabled (as defined in Mr. Hill's employment agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average “compensation”.

Mr. Hill's employment agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in Mr. Hill's employment agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed at the time of such change in control. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his “compensation” immediately preceding such termination, and the continuation of certain benefits including medical, hospitalization and life insurance. Mr. Hill’s employment agreement also entitles him to an additional payment if a tax is determind to be due or interest or penalties are incurred on any payments made to Mr. Hill. Mr. Hill's employment agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.

The employment agreements for Messrs. Musumeci, Falese, DiFlorio and Norcross are substantially similar to that of Mr. Hill's except that: Mr. Musumeci will serve as Executive Vice President and Senior Credit Officer of Bancorp and Commerce NA, Mr. Falese will serve as President, Commercial and Investment Banking of Bancorp and Commerce NA, Mr. DiFlorio will serve as President, Retail/Support of Bancorp and Commerce NA, and Mr. Norcross will serve as Chairman and Chief Executive Officer of Commerce Insurance Services, Inc. The term of each employment agreement is three years and the lump sum death benefit is in each case equal to two times the respective average annual base salary in effect during the 24-month period preceding death. Mr. Musumeci's "base salary" under his employment agreement is $650,000, Mr. Falese's "base salary" under his employment agreement is $900,000, Mr. DiFlorio's "base salary" under his employment agreement is $900,000 and Mr. Norcross' "base salary" under his employment agreement is $950,000.

Employee Stock Option Plans

Effective May 1994, Bancorp adopted the Commerce Bancorp, Inc. 1994 Employee Stock Option Plan (the "1994 Plan") which provided for the purchase of a total of not more than 6,697,158 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 1994 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1994 Plan. As of April 3, 2006, options to purchase 833,627 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) were outstanding under the 1994 Plan.

Effective May 1997 (and as amended in 2000), Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 34,470,308 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1997 Plan. As of April 3, 2006, options to purchase 19,011,311 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) were outstanding under the 1997 Plan.

Effective June 2004, Bancorp adopted the Commerce Bancorp, Inc. 2004 Employee Stock Option Plan (the "2004 Plan") which provides for the purchase of a total of not more than 30,000,000 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) by officers and key employees of Bancorp or its subsidiary corporations. Pursuant to the 2004 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 2004 Plan. As of April 3, 2006, options to purchase 7,668,158 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) had been granted under the 2004 Plan and options to purchase 22,331,842 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) were available for issuance under the 2004 Plan.

The 1994 Plan, 1997 Plan and 2004 Plan are collectively referred to as the "Employee Plans."

The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp and its subsidiary corporations by encouraging them to invest in Bancorp's Common Stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

The Employee Plans are administered by the Compensation Committee, which is appointed by the Board and consists only of directors who are not eligible to receive options under the Employee Plans. The Compensation Committee determines in concert with senior management, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 2004 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp Common Stock authorized for issuance under the 2004 Plan. In addition, incentive stock options first exercisable by an employee in any one year under the 2004 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Compensation Committee may, in its discretion, modify or amend any of the option terms herein described, provided that if an incentive stock option is granted, the option as modified or amended continues to be an incentive stock option.

In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the Board deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board. Reacquired shares of Bancorp's Common Stock, as well as unissued shares, may be used for the purpose of the 2004 Plan. The option price for options issued under the 2004 Plan must be at least equal to 100% of the fair market value of the Bancorp Common Stock as of the date the option is granted.

Options granted prior to January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable pursuant to a schedule based on years of service or option holding period. Options granted after January 1, 2003 pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable ratably over four years. Under the Employee Plans, in the event of a "change in control" of Bancorp, as defined in the Employee Plans, each optionee may exercise the total number of shares then subject to the option. The Compensation Committee has the authority to provide for a different rate of option exercisability for any optionee.

On December 8, 2005, the Board approved the acceleration of vesting of all outstanding unvested options granted prior to July 1, 2005. The acceleration was effective December 16, 2005. The Company placed a restriction on senior management and directors that would prevent the sale, or any transfer, of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.

Options granted under the 1994 Plan are not transferable other than by will or by the laws of descent and distribution. Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options granted pursuant to the 1997 Plan and 2004 Plan are not transferable, except by will or the laws of descent and distribution in the event of death.

Under the Employee Plans, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that under the 1997 Plan and 2004 Plan, if specifically permitted by the Compensation Committee or the Board, non-qualified stock options are transferable.

During 2005, Bancorp granted stock options to purchase an aggregate of 3,618,831 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006) at an average exercise price of $31.16 per share (as adjusted for all stock splits and stock dividends through April 3, 2006) under Bancorp’s Employee Plans. During 2005, a total of 2,639,566 options were exercised under the Employee Plans.

Stock Option Tables

The following table sets forth certain information regarding options granted during 2005 to each of the executive officers named in the Summary Compensation Table.

	Individual Option Grants in Fiscal 2005				Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Black-Scholes Grant Date Present Value(1)	Black-Scholes Value(1)
Vernon W. Hill, II	200,000	5.5%	$ 31.38	March 8, 2015	$1,710,000	$ 8.55
Peter M. Musumeci, Jr.	50,000	1.4%	31.38	March 8, 2015	427,500	8.55
Robert D. Falese, Jr.	100,000	2.8%	31.38	March 8, 2015	855,000	8.55
Dennis M. DiFlorio	100,000	2.8%	31.38	March 8, 2015	855,000	8.55
George E. Norcross, III	100,000	2.8%	31.38	March 8, 2015	855,000	8.55
____________________________

(1) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were expected volatility of 26.7%, risk-free rate of return of 4.05%, dividend yield of 1.47%, and weighted average expected life of 5.27 years. The real value of the options in this table depends upon the actual performance of Bancorp's Common Stock during the applicable period.

The following table sets forth certain information regarding individual exercises of stock options during 2005 by each of the executive officers named in the Summary Compensation Table.

Aggregated Stock Option Exercises in 2005 and
Year End Stock Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Stock Options at Year-End 2005(1)		Value of Unexercised In-the- Money Stock Options at Year-End 2005(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Vernon W. Hill, II	200,992	$5,889,066	4,290,192		$91,274,217
Peter M. Musumeci, Jr.			583,188		9,320,481
Robert D. Falese, Jr.			556,740		5,280,380
Dennis M. DiFlorio	115,718	2,587,558	1,099,198		17,527,577
George E. Norcross, III			1,533,068		26,309,955
____________________________

(1)
Includes stock options held as of December 31, 2005 and which were exercisable on or within 60 days of December 31, 2005. On December 8, 2005, the Board approved the acceleration of vesting of all outstanding unvested options granted prior to July 1, 2005. The acceleration was effective December 16, 2005. The Company placed a restriction on senior management and directors that would prevent the sale, or any transfer, of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.

(2)
Represents the difference between $34.41, the closing price of Bancorp Common Stock on December 30, 2005, as reported on the NYSE, and the exercise price of in-the-money options, multiplied by the number of exercisable or unexercisable options held, as applicable.

Employee Stock Ownership Plan

Effective January 1, 2002, the Commerce Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”) was merged into the Commerce Bancorp, Inc. 401(k) Retirement Plan (“401(k) Plan”).

As of December 31, 2005, the ESOP Trust held of record 2,860,644 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through April 3, 2006). In connection with the merger, shares of Bancorp Common Stock were allocated to each of the individual participant accounts in the 401(k) Plan.

For the Plan Year ended December 31, 2005, Bancorp made no contribution to the ESOP.

Supplemental Executive Retirement Plan

Effective January 1, 2004, Bancorp formalized a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income. The 2004 SERP replaces the Supplemental Executive Retirement Plan previously approved by the Board effective January 1, 1992. The SERP is a defined contribution plan, and contributions will be made at Bancorp's discretion. For the year ended December 31, 2005, Bancorp made no contributions to the SERP. The SERP is unfunded, is not a "qualified plan" under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Musumeci, Falese, DiFlorio and Norcross have been designated to participate in the SERP.

Certain Transactions

Certain directors and executive officers of Bancorp and its subsidiaries and certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Bancorp's subsidiary banks. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

Currently, the Board approves all related party transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction. Bancorp complies with any and all approval requirements of the NYSE related to transactions between Bancorp and its officers, directors and other affiliates.

Mr. DiFrancesco is a member of counsel to a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

Management believes that the legal fees paid for the foregoing services are comparable to those which they would have paid to non-affiliated parties for similar services.

Bancorp has certain operating leases for land and bank premises with related parties from 2002 and prior. All but one of these leases are with limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner, or from the Hill Family Trust under separate operating lease agreements (with purchase options). Rents paid under these agreements represent market rates, are supported by independent appraisals and approved by the independent members of the Board. The aggregate annual rental under these leases for 2005 was approximately $1.9 million. These leases expire periodically beginning 2008 but are renewable through 2042.

Management believes that the rental paid for each of the foregoing leases is and was comparable to the rental which would have been paid to non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

Bancorp has obtained architectural design and facilities management services for over twenty-five years from a business owned by the spouse of Mr. Hill. Bancorp spent $7.5 million in 2005 for such services and related costs. Management believes these disbursements were substantially equivalent to those that would have been paid to unaffiliated companies for similar services. The Board believes this arrangement has been an important factor in the success of the Commerce brand.

During 2005, Bancorp and its subsidiaries utilized the facilities of Galloway National Golf Club in the amount of approximately $482,000. Mr. Hill is a principal equity holder of Galloway National Golf Club. Management believes such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for utilization of their facilities.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board is composed of independent non-employee directors. Bancorp’s compensation package for its executive officers consists of base salary, eligibility for annual performance bonus, eligibility for annual stock option grants, various broad based employee benefits and a Supplemental Executive Retirement Plan (“SERP”). Management recommendations of base salary levels, annual performance bonuses, stock option grants and SERP contributions are reviewed by the Compensation Committee and submitted to the full Board for approval. In connection with such review, the Compensation Committee is able to request additional information from management and ask questions of management regarding the proposed executive officer compensation.

The objective of Bancorp’s executive compensation is to enhance Bancorp’s long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long-term interests of the shareholders of Bancorp.

The Compensation Committee has reviewed all components of the executive officers’ compensation, including base salary levels, annual performance bonuses, stock option grants, the dollar value to the executive and cost to Bancorp of all perquisites and other personal benefits, as well as the projected payouts under the SERP and potential change-in-control scenarios. As part of its review, the Compensation Committee utilized an independent compensation consultant to perform a competitive peer analysis of the Company’s executive compensation. Based on its review, the Compensation Committee finds the executive officers’ total compensation (and, in the case of the SERP and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Bancorp has employment agreements with Messrs. Hill, Musumeci, Falese, DiFlorio and Norcross which were effective January 1, 2006 for Mr. Hill, January 1, 1992 for Mr. Musumeci, January 1, 1998 for Messrs. Falese and DiFlorio, and October 1, 1996 for Mr. Norcross. See “EXECUTIVE COMPENSATION - Employment Agreement.”

Base salary levels for Bancorp’s executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Compensation Committee also takes into account individual experience and performance.

Bancorp’s annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp’s profitability. Financial performance is compared against budgets as well as peer businesses.

Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long-term interest in Bancorp’s overall performance as reflected by the performance of Bancorp’s Common Stock. In granting stock options, the Compensation Committee takes into account prior stock option grants and considers the executive’s level of compensation and past contributions to Bancorp.

Vernon W. Hill, II was Bancorp’s Chairman, President and Chief Executive Officer for 2005. Mr. Hill’s base salary is reflective of the determination made by the Compensation Committee and Senior Management to have the Company’s Executive Compensation mostly incentive-based. In determining Mr. Hill’s base salary as well as annual performance bonus, the Compensation Committee reviewed independent compensation data and Bancorp’s performance as compared against budgets and peer businesses. As with Bancorp’s other executive officers, Mr. Hill’s total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

The Internal Revenue Code restricts deductibility of annual individual compensation to its top executive officers in excess of $1 million if certain conditions set forth in the Code are not fully satisfied. Bancorp intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid is generally tax-deductible. However, on occasion it may not be possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet Bancorp’s compensation needs, and in such limited situations, certain compensation paid to some executives may not be tax-deductible.

COMPENSATION COMMITTEE

Morton N. Kerr, Chairman
Jack R Bershad
Donald T. DiFrancesco

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are Morton N. Kerr, Jack R Bershad and Donald T. DiFrancesco. No person who served as a member of the Compensation Committee during 2005 was a current or former officer or employee of Bancorp or engaged in certain transactions with Bancorp required to be disclosed, except as disclosed under Certain Transactions on page 28. Additionally, there were no compensation committee "interlocks" during 2005, which generally means that no executive officer of Bancorp served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Bancorp.

FINANCIAL PERFORMANCE

The graph below shows a comparison of the cumulative return experienced by Bancorp’s shareholders over the years 2000 through 2005, the S&P Mid 400 Fin Index and the S&P 500 Index assuming an investment of $100 in each at December 31, 2000 and the reinvestment of dividends.

Comparison of Five Year Cumulative Total Return

Dollars
Year-end 2001 to Year-end 2005
$250
$200
$150
$100
$50
$0
2000
2001
2002
2003
2004
2005
CBH
$216
$166
$103
Commerce Bancorp
S&P 500 Index
S&P Mid 400 Fin Index

The beginning and end data points used for the performance graph are listed below.

December 31,	CBH	S&P Mid 400 Fin Index	S&P 500

2000	100.0	100.0	100.0
2001	116.9	100.7	88.1
2002	130.1	93.6	68.7
2003	161.1	125.8	88.3
2004	199.6	150.8	97.9
2005	216.4	166.3	102.7

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the SEC reports about their beneficial ownership of Common Stock and other equity securities of Bancorp. All such persons are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) reports they file.

Based solely on review of the copies of reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 2005, Bancorp believes all directors, executive officers and greater than 10% beneficial owners complied with the reporting requirements of Section 16(a), with the exception of: (a) William A. Schwartz, Jr. filed a Form 4 in connection with a purchase of common stock and a Form 4 in connection with an exercise of stock options which were not timely; and (b) Joseph S. Vassalluzzo filed a Form 4 in connection with the grant of stock options which was not timely.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as Bancorp's independent registered public accounting firm for the year ending December 31, 2006. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee's appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to have the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees (1) for professional services rendered for Bancorp by Ernst & Young LLP as of or for the years ended December 31, 2005 and 2004 were:

	2005	2004
Audit Fees	$1,957,500	$2,313,374
Audit Related fees	63,000	42,000
All Other Fees	28,583	35,633
Total	$2,049,083	$2,391,007

Audit fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of Bancorp, quarterly reviews, issuance of consents, review of registration statements filed with the SEC, accounting consultations, required regulatory reporting under FDICIA and services provided in connection with Bancorp’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related fees for the years ended December 31, 2005 and 2004, were for employee benefit plan audits and other attest services not required by statute or regulation.

All other fees for the year ended December 31, 2005 and 2004 were primarily for licensing fees associated with cash management software.

The Audit Committee has considered and determined that the services provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP's independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged. The Audit Committee pre-approved all of the audit and non-audit services provided to Bancorp by Ernst & Young LLP in fiscal year 2005.
____________________________

(1) The aggregate fees included in Audit are fees billed for the fiscal years for the audit of the registrant's annual financial statements and reviews of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Pursuant to the proxy rules promulgated under the Exchange Act, Bancorp shareholders are notified that the deadline for providing Bancorp timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Bancorp's Annual Meeting to be held in 2007 (the "2007 Annual Meeting") will be March 2, 2007. As to all such matters which Bancorp does not have notice on or prior to March 2, 2007, discretionary authority shall be granted to the persons designated in Bancorp's proxy related to the 2007 Annual Meeting to vote on such proposal.

A shareholder proposal for the 2007 Annual Meeting must be submitted to Bancorp at its headquarters located at the Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034, Attention: C. Edward Jordan, Jr., by December 15, 2006 to receive consideration for inclusion in Bancorp's proxy materials relating to the 2007 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

OTHER MATTERS

Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed proxy will vote in accordance with their best judgment.

A COPY OF BANCORP'S CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS CONDUCT AND ETHICS, CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS, THE CHARTERS OF ITS AUDIT, COMPENSATION AND NOMINATING AND GOVERNANCE COMMITTEES AND ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2005 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN OR ORAL REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400, 856-751-9000.

By Order of the Board of Directors

ALEXANDER D. BONO,
Secretary

PROXY

Commerce Bancorp, Inc.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 16, 2006
5:30 p.m.

This proxy is solicited on behalf of the Board of Directors of Commerce Bancorp, Inc.

The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on May 16, 2006, or any postponement or adjournment thereof. The undersigned hereby directs this proxy to be voted as indicated on the reverse side.

UNLESS YOU SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES AS DIRECTED, AND “FOR” THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

COMMERCE BANCORP, INC. — ANNUAL MEETING, MAY 16, 2006 — 5:30 p.m.

COMMERCE UNIVERSITY BUILDING
17000 HORIZON WAY
MT. LAUREL, NEW JERSEY
856-751-9000

You can vote in one of three ways:

1.	Call toll free 1-866-818-9353 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/cbh and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Annual Meeting Shareholders MAY 16, 2006	Revocable Proxy Commerce Bancorp, Inc.	Please mark as indicated in this example	[X]

1. For the election of the following nominees to the Board of Directors for the ensuing year:	For	Withhold All	For All Except	2. For the ratification of the appointment of The Independent Registered Public Accounting Firm, as more fully described in the accompanying proxy statement.	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]
(01) Vernon W. Hill, II (03) Joseph E. Buckelew (05) Morton N. Kerr (07) John K. Lloyd (09) Daniel J. Ragone (11) Joseph T. Tarquini, Jr.	(02) Jack R Bershad (04) Donald T. DiFrancesco (06) Steven M. Lewis (08) George E. Norcross, III (10) William A. Schwartz, Jr. (12) Joseph S. Vassalluzzo			3. In their discretion, upon other matters as may properly come before the meeting or any adjournments thereof.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.				Mark here if you plan to attend the meeting		[ ]
				Mark here for address change and note change		[ ]

Please be sure to date and sign this proxy card in the box below.	Date

NOTE: Signature(s) should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. When more than one owner, each should sign.

Sign above

*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 16, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 16, 2006 1-866-818-9353	Vote by Internet anytime prior to 3 a.m., May 16, 2006 go to https://www.proxyvotenow.com/cbh

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!